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                                                                   EXHIBIT 10.15


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

                                       I.

                                    PARTIES


     This Employment Agreement ("Agreement") entered into as of January 1, 1998 by and between NetVantage Inc., 201 Continental Blvd., Suite 201, El Segundo, CA 90245-4427 ("NVI") and Stephen R. Rizzone residing at 1101 Ebbtide Road, Corona del Mar, CA 92656 ("Executive").

                                      II.

                                    RECITALS


     1. Executive originally joined NVI in November, 1995 as President and Chief Operating Officer. In conjunction with his employment, a letter agreement setting forth the terms and conditions of his employment was executed by and between Executive and NVI on or about November 16, 1995, hereinafter the "Letter Agreement". On or about June 19, 1996, the parties executed an Employment Agreement (the "1996 Agreement"). On or about January 1, 1997 the parties executed an Employment Agreement (the "1997 Agreement") which was amended on or about April 22, 1997.

     2. The Executive having served successfully in the original position of President and Chief Operating Officer, and, the former Chairman of the Board and Chief Executive Officer of NVI having resigned, the Board of Directors of NVI ("the Board"), unanimously promoted the Executive to the position of Chairman of the Board and Chief Executive Officer of NVI.

     3. Employee has successfully performed his duties and responsibilities as Chairman of the Board, President and Chief Executive Officer from the date of execution of the 1996 Agreement to the present, and the parties desire that the Executive continue his employment on the terms and conditions set forth herein.

                                      III.

                                     TERMS


     1. EFFECTIVE DATE: This Amended and Restated Employment Agreement shall become effective on January 1, 1998, except that Executive shall retain all stock options granted under the Letter Agreement and the 1996 and 1997 Agreements, except those previously surrendered. Stock options granted during 1998 shall be in addition to the stock options granted in the Letter Agreement and the 1996 and 1997 Agreements.

     2. EMPLOYMENT OF SPOUSE: The parties acknowledge that Mashid Emdadian Rizzone, who is the spouse of Executive, is currently employed by NVI in direct marketing and sales. The employment of Executive is separate and apart from, and shall not have an impact upon the employment of Mashid E. Rizzone. It is agreed that the performance of Executive and Mashid E.
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Rizzone. It is agreed that the performance of Executive and Mashid E. Rizzone will be evaluated separately, and any future promotion, employment, compensation and/or incentive packages will be offered on an individual basis and will not be considered on a collective basis.

     3. POSITIONS: Executive shall retain the positions of Chairman of the Board of Directors, President and Chief Executive Officer.

     4. EMPLOYMENT DUTIES: As Chairman of the Board of Directors, President and Chief Executive Officer, Executive will have total overall responsibility for all business activities of NVI, including, without limitation, the tactical operation and strategic direction of NVI. In conjunction with this responsibility, all personnel will report either to the Executive or to persons reporting to him. Executive will report only to the Board. Executive will be allowed to vote on all matters before the Board concerning NVI, including, without limitation, Executive's employment, but excluding only matters directly and solely related to Executive's compensation. In all voting matters, excluding only matters directly and solely related to Executive's compensation, in the case of any tie vote, Executive shall have the option of casting multiple votes. Notwithstanding the foregoing the Chief Financial Officer shall also report to the Board of Directors with respect to the books, records, financial condition and financial reporting of the Company.

     5. TERM: The term of this Agreement is five (5) years, commencing January 1, 1997, and terminating December 31, 2001 Unless terminated by either Party as provided hereinunder, this Agreement shall automatically be extended annually for one additional year beginning January 1, 1998. However, either party may terminate Executive's employment, with or without cause, upon giving at least thirty (30) days prior written notice. Termination of Executive's employment by NVI shall also require a majority vote of the Board. Executive shall be allowed to vote on this matter and cast the tie breaking vote if required. Termination of Executive's employment, whether with or without cause, shall not terminate, modify, reduce or in any way affect any of the provisions of Section 11. of this Agreement.

     6. SALARY: Executive shall be paid $250,000.00 per year, paid bi-weekly commencing January 1, 1998. Usual and customary expenses will be reimbursed to Executive by NVI according to its policy regarding business expenses. The Board shall review Executive's salary, incentive compensation and stock/stock option position annually, on January 1, of each year, with the next review to be January 1, 1999. NVI shall provide annual salary increases, incentive compensation and stock/stock options consistent with the custom and practice in the industry for equivalent-sized companies with equivalent executive responsibilities. No such annual review shall reduce Executive's annual salary, incentive compensation, stock/stock options, nor shall it terminate or modify any economic compensation, options, or other rights or benefits granted herein.

     7. COMPANY AUTOMOBILE ALLOWANCE: NVI shall provide to Executive for his sole use a 1998 Land Rover Sport Utility Vehicle. ("Auto"). NVI shall pay all upkeep and maintenance and insurance for Auto. Executive shall have the option to purchase Auto at 40% of the then wholesale Kelly Bluebook value in the event that Executive terminates his employment voluntarily, or after two (2) years of operation, or earlier than two (2) years of operation at the discretion of the Board of Directors. In the event the Executive's employment is terminated involuntarily, NVI shall continue to maintain the Auto until Executive exercises his right to purchase the Auto, or until the end of the Termination Benefit period as described in Section 11.3 , below. If the Executive exercises his right to purchase the vehicle within the Termination Benefits period, NVI agrees to pay Executive the sum of $2,000.00 per month as an Automobile allowance from the date of purchase of the vehicle by the Executive to the end of the Termination Benefits period.

     8. HEALTH CLUB MEMBERSHIP: NVI shall provide Executive with a family health club membership allowance in the amount of $500.00 per month.
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     9.    STOCK OPTIONS: In the Letter Agreement and the 1996 and 1997
Agreements, Executive was granted options to buy shares of stock of NVI. Those stock options granted in the Letter Agreement and the 1996 and 1997 Agreements shall remain in full force and effect. Any additional stock options set forth during 1998 shall be in addition to the stock options previously granted to Executive.

           a. All options granted to Executive in the Letter Agreement, the 1996 and 1997 Agreements and any granted in the 1998 Agreement are fully vested and exerciseable in whole or part at any time.

           b. Executive may exercise stock options granted in the Letter Agreement, 1996 Agreement, the 1997 Agreement and the 1998 Agreement as referenced above at any time within the allotted time period. The time period for exercise shall be two (2) years after either the effective date of his voluntary resignation from NVI or the end of the Termination Period as defined in Section 11(a)(2) below, which ever is applicable. Executive's stock options remain in effect and exerciseable, throughout the time period, without regard as to the Executives employment status with NVI.

           d. In the event of an NVI Reorganization as defined in section 12(a) herein, Executive shall retain all exercise rights with respect to any substitute options and shall benefit in any subsequent reduction in exercise price of options held by others that may occur.

           e. Except as otherwise provided, the stock options referred to herein will be for class A common stock. If NVI issues any class of stock other than the existing class A common stock, Executive's options shall apply to such additional class(es) of stock in the same ratio as his options for class A common stock bear to the total issued and outstanding class A common stock.

     10. INCENTIVE COMPENSATION BONUS: For the year 1998, in addition to Executive's base salary, Executive shall have the opportunity to earn an additional $125,000.00 based on performance against NVI revenue and profitability goals. Fifty percent (50%) of the bonus ($62,500.00) will be earned against the "top line" revenue number for the year and fifty percent (50%) of the bonus ($62,500.00) will be earned against the "bottom line" pre-tax profit of NVI during 1998. In both cases, bonuses start to accrue once 50% of the respective 1998 goal is achieved, with each percentage point attained earning 2 percentage points of bonus base. If the goals are exceeded, the bonus will continue to pay out at the same 2% earned for each 1% attained until 150% of each goal is achieved.

     11. HEALTH BENEFITS: NVI will provide Executive with the same health, disability and life insurance benefits as are made available to other Executives of NVI.

     12.   RIGHTS ON TERMINATION OF EMPLOYMENT:

           a. Executive shall have the rights and benefits described below ( hereinafter "Termination Benefits"), in the event Executive's employment is terminated as follows:

                 (1) NVI terminates Executive's employment, either with or without cause at any time, for any reason, including but not limited to Executive's voluntary or involuntary inability or failure to perform his duties hereunder; or

                 (2) Executive terminates his employment for any of the following reasons: (a) a change of job duties, title or responsibility from those described in paragraph 4.; (b) Executive is removed from, or not re-elected to the Board of Directors, or is removed as Chairman of the Board of Directors; (c) there is a change in the organizational structure of NVI, i.e., who Executive reports to or who reports to him; (d) NVI for any reason decreases the salary, benefits or compensation to Executive; (e) Executive is required to travel more than fifty (50) miles from his principal residence to the principal offices of NVI; or (f) there is an acquisition or merger of NVI.
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          b. Executive shall not have Termination Benefits if he voluntarily terminates his employment for any reason other than as set forth above.

          c. Executive's Termination Benefits are as follows:

                 (1) NVI shall continue to pay Executive his compensation for a period of forty-eight (48) months from the date of termination of employment. Compensation shall be defined as his then current base salary plus annual incentive bonus. Annual incentive bonus shall be defined the average of the prior two (2) years annual bonus actually awarded.

                 (2) NVI shall continue to pay and/or provide to Executive all Health, medical, disability, life insurance, health club and other benefits described in paragraphs 8 and 10., for a period of forty-eight (48) months from the date of termination of employment.

                 (3) NVI shall continue to pay and/or provide to Executive the car allowance/automobile described in paragraph 7., for a period of forty-eight
(48) months from the date of termination.

                 (4) NVI shall forgive any outstanding loans, plus any accrued interest, granted to the Executive during his employment with NVI. NVI shall release Executive from any requirement to repay either the loans or the accrued interest and shall release any liens it may have placed on Executive's stock options or any other personal or real property. Any note signed by Executive covering these loans shall be returned to him marked "Paid in Full", signed by a duly appointed officer of the Company, and bearing the Company seal.

                 (5) NVI shall pay Executive for accrued but unused vacation time vested as of the date of termination of his employment.

                 (6) All Reorganization Consideration (described below) which would have been payable to Executive hereinunder, if Executive's employment had continued, for a period of forty-eight (48) months after the date of termination of employment.

          d. The parties acknowledge that any public discussion of the circumstances pertaining to the parties' termination of their relationship would be counter productive to the interests of either party. The parties therefore agree to refrain from making any negative, disparaging or defamatory remarks about the other party, or to interfere with the other party's prospective economic gain.

     13.  NVI REORGANIZATION:

          a. For purposes of this Agreement, the term "Reorganization" means any merger, acquisition, or consolidation of businesses of which NVI is a party, or any sale of all or substantially all of NVI's assets or stock of any class. A Reorganization shall be deemed to have occurred on the earlier of (1) execution of a term sheet or an agreement for an event of Reorganization or (2) the occurrence of any event of Reorganization.

          b. For purposes of the Agreement, the term "Reorganization Consideration" shall be the total value of all consideration paid or payable to NVI, or, in the case of a sale or exchange of NVI stock, the cash value, or at Executive's election, the stock consideration paid or exchanged for NVI stock. If the Reorganization transaction contains a performance clause; that is, the transaction is valued at one level at the close of the transaction and at a higher level once or if certain performance criteria are achieved then the total value of the transaction for purposes of calculating the Reorganization Incentive Bonus shall be
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at the higher level assuming full achievement of performance criteria and/or objectives. In such a scenario, the higher bonus will be paid at the close of the Reorganization transaction.



          c. The Reorganization Consideration shall be divided by the total number of outstanding shares of NVI class A common stock as of the date immediately preceding the occurrence of the Reorganization. The resulting amount is hereinunder referred to as the "Reorganization Price Per Share".

          d. Executive shall be paid a incentive bonus (hereinafter "Reorganization Incentive Bonus"), according to the following schedule, within five (5) days of either (1) the execution of an agreement for an event of Reorganization or (2) the occurrence of any event of Reorganization, whichever occurs first. Payment of the bonus will be in cash.

                 (1) If the Reorganization Price Per Share is $14.99 or less, Executive will be paid three percent (3%) of the total Reorganization Consideration.

                 (2) If the Reorganization Price Per Share is $15.00 or more, Executive will be paid four percent (4%) of the total Reorganization Consideration.

          e. The Reorganization Incentive Bonus  shall remain in effect twelve
(12)  months after the voluntary resignation of the Executive or  Forty-eight
(48) months after the date of Termination of Employment as described in section
11.2 above.

          f. NVI will reimburse and gross-up any tax assessments or tax penalties that may be applied by the IRS or any other tax authority on the Reorganization Incentive Bonus and Stock Option exercise at the time of reorganization. Such payment will be made within fourteen (14) days of the earlier to occur of (i) assessment or ruling by IRS or any other tax authority or (ii) payments of such amounts by Executive in conjunction with the filing of the personal income return for the year in which the Bonus was granted or the options exercised. For calculation purposes, all gross ups will take into account the combined tax effect at the highest applicable federal, state and local tax. NVI agrees to gross up bonus and severance payments to Executive to result in a tax burden to Executive not in excess of the highest marginal married combined federal and state tax rates. NVI shall also be responsible for and gross up any excise or penalty taxes applied by state or federal tax authorities against the bonus and severance payments.

     14.  SECURED PROMISSORY NOTE:    NVI shall lend to Executive the sum of
$750,000.00 on such terms and conditions as are set forth in the form of a secured promissory note attached to this Agreement as Exhibit A.

     15. SURVIVORSHIP: This agreement is binding on the parties and their heirs, successors and assigns. In the event of Executive's death, his employment shall be deemed terminated under section 11.a above, and the rights and benefits of this agreement, including termination, shall inure to the estate of the Executive.

     16. DISABILITY: If, during the employment period, The Executive shall, in the opinion of the Board of Directors of the Company as confirmed by competent medical evidence, become physically or mentally incapacitated to perform his duties, then NVI shall terminate his employment under Section 11.a above.
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     17.  PROPRIETARY INFORMATION:

          a) Executive recognizes that his position with NVI requires substantial trust and confidence because of his access to trade secrets and other proprietary information of NVI (collectively "Proprietary Information"). At all times, during the term of this Agreement, and for a period of five (5) years after the termination of this Agreement for any reason, Executive shall use his best efforts and exercise utmost diligence to protect the unauthorized disclosure of any Proprietary Information. Said Proprietary Information includes but is not limited to NVI's software, marketing, manufacturing and design processes, and operating procedures. Executive will not be required to incur personnel expense to protect the unauthorized disclosure of any Proprietary Information.

          b) Except as may be required in the performance of his duties hereinunder, Executive shall not use NVI's Proprietary Information for his own benefit, or disclose NVI's Proprietary Information to another, without NVI's prior written consent.

          c) The provisions of this section 15 are in addition to those set forth in NVI Employee Proprietary Information and Invention Agreement previously executed by the Executive.

     18. COVENANT NOT TO COMPETE: During the term of Executive's employment, Executive shall not engage in any act in competition with the business or best interests of NVI. During the term of this Agreement, Executive shall not be an agent, employee, or consultant for any competitor of NVI. Following any notification of termination, voluntarily or involuntarily, of his employment, Executive may pursue and accept any employment or occupation whether or not it competes with NVI.

     19. NO ORAL MODIFICATION: This Agreement is not subject to oral modification in any fashion. The terms of this Agreement may be modified only by an agreement in writing executed by the Parties hereto. No subsequent attempt at an oral novation will be effective to modify or change this agreement.

     20. NOTICE: Any notice required by this Agreement shall be in writing and shall be mailed or delivered to the other party at the addresses set forth above. If said notice is mailed, it shall be deemed effective five (5) days after the date of mailing.

     21. COVENANTS INDEPENDENT: The covenants set forth herein are independent of one another, and a breach by one party of any promise or covenant set forth herein, shall not terminate the Agreement or excuse performance by the other party of his or its obligations set forth herein.

     22. ENTIRE AGREEMENT: Except as provided herein, this Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral agreements. There are no promises, warranties, or representations other than as contained herein. This Agreement may only be modified by an Agreement in writing executed by the Parties hereto.

     23. GOVERNING LAW: This agreement shall be governed by the laws of the State of California. Any action or mediation dispute arising out of this Agreement shall be conducted in Orange County, California.

     24. MEDIATION: In the event of a dispute between the parties arising out of this Agreement, the parties agree to submit the dispute to mediation prior to the commencement of litigation. Mediation shall be conducted by any neutral mediator selected by both parties. If the parties cannot agree on the selection of a mediator, then either party may seek an order of the court of competent jurisdiction to appoint a mediator. The party requesting the court to appoint a mediator shall be entitled to reasonable attorney's fees and costs incurred in obtaining the order. In the event mediation does not resolve the parties dispute, then either party may commence an action against the other party.

     25.  ATTORNEYS FEES:   In the event of any action arising out of this
Agreement, the prevailing party will be entitled to reasonable attorney's fees and costs, including pre-litigation attorney's fees and costs.

     26. FURTHER ASSURANCES: Each party shall execute such documents and perform such acts as may be reasonably necessary or appropriate to carry out the terms of this Agreement.

     27. REVIEW BY COUNSEL: Each party has had the opportunity to review this Agreement with an attorney of his or its choice, and each party acknowledges this Agreement is entered into voluntarily.

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


AGREED                                                     AGREED


/s/  STEPHEN R. RIZZONE     /JANUARY 16, 1998              /s/   JOHN E. MARMAN    /JANUARY 16, 1998
------------------------    -----------------              --------------------    ----------------
 STEPHEN R. RIZZONE              DATE                          JOHN E. MARMAN           DATE
                                                              NETVANTAGE, INC.
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